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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-148570 of Hartford Life Insurance Company Separate Account Seven on Form N-4 (the "Post-Effective Amendment"), of our report dated February 23, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for other-than-temporary impairments in 2009 and for the fair value measurement of financial instruments in 2008), relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and of our report dated February 23, 2010, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account Seven as of December 31, 2009, and the related statements of operations and changes in net assets for the respective stated periods then ended, both appearing in the Statement of Additional Information in Post-Effective Amendment No. 5 to the Registration Statement, which is incorporated by reference in this Post-Effective Amendment, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
May 25, 2010
Hartford, CT